UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2014

Westell Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27266	36-3154957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 North Commons Drive, Aurora, Illinois 60540
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2014, the Board of Directors of Westell Technologies, Inc. (the “Company”) increased the size of the Board and elected Fared Adib, age 37, to fill this newly created directorship position.

Mr. Adib is currently the Global Head of Telecom Partnerships at Google Inc. (NASDAQ: GOOG), where he is responsible for furthering efforts around the Android ecosystem with telecom and OEM partners globally, a position he has held since April 2014. Previously, Mr. Adib was the Global Chief Product and Innovation Officer at Softbank Mobile and Sprint Corporation (NYSE: S), where he led global product strategy, product management, procurement, and marketing. Mr. Adib also held a variety of executive positions during his 11 year tenure at Sprint Nextel Corporation, including Senior Vice President of Product Development, Device Planning and Operations, Vice President of Sales and Distribution Operations, and several other leadership roles. Mr. Adib has previously served on the board of directors of Mindspeed Technologies (NASDAQ: MSPD), which was sold in 2013.

Mr. Adib is expected to be appointed to the Audit Committee.

In connection with his election to the Board, Mr. Adib received a grant of 20,000 restricted shares of Class A Common Stock of the Company (with 25% vesting on each anniversary of the grant date). Mr. Adib will also receive the same compensation as other non-employee directors of the Company. A description of the Company’s director compensation plan is included in the Company’s proxy statement for the 2013 annual meeting of stockholders, which was filed with the SEC on July 26, 2013, under the heading “Director Compensation.”

A copy of the press release announcing the election of Mr. Adib to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 9, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.
Date: July 9, 2014	By:	/s/ Thomas P. Minichiello
Thomas P. Minichiello
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 9, 2014.